                                                                   EXHIBIT 10.01



_______________________________________________________________________________





                             CONTRIBUTION AGREEMENT


                                 By and Between

                     EACH OF THE PARTNERSHIPS IDENTIFIED ON
                          SCHEDULE "1" ATTACHED HERETO


                                      and


                          EXCEL REALTY PARTNERS, L.P.





_______________________________________________________________________________

                               TABLE OF CONTENTS


                                                                                                                            PAGE
                                                                                                                            ----
Recitals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.      Contribution of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         2.      Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         3.      Delivery of Documents and Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         4.      Close of Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.      Prorations and Post-Closing Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         6.      Distribution of Funds and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         7.      Representations, Warranties and Covenants of the Transferors . . . . . . . . . . . . . . . . . . . . . . .   9
         8.      Representations and Warranties of the Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         9.      Parties' Obligation to Close . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         10.     Brokerage Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         11.     Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         12.     Pre-Closing and Post-Closing Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 12.1     Contractual Obligations to Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 12.2     Physical Condition and Legal Compliance of the Project  . . . . . . . . . . . . . . . . . . . . .  13
                 12.3     Hazardous Materials and Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 12.4     Tort Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 12.5     Claims for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 12.6     Defense by the Indemnitor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 12.7     Manner of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 12.8     Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         13.     Casualty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         14.     Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 14.1     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 14.2     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 14.3     Amendments and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 14.4     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 14.5     Merger of Prior Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 14.6     Attorney Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 14.7     Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 14.8     Pronouns; Joint and Several Use of Certain Terms  . . . . . . . . . . . . . . . . . . . . . . . .  18
                 14.9     Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 14.10    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 14.11    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 14.12    Calculation of Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 14.13    Judicial Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 14.14    Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 14.15    Schedules and Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 14.16    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 14.17    Several Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 14.18    Limitation on Transferor's Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 14.19    Limitation on Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 14.20    Partnership Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                             CONTRIBUTION AGREEMENT

                 IN CONSIDERATION of the covenants herein contained, each of the Transferors named in Schedule 1 attached hereto hereby agrees to contribute to the Partnership, and the Partnership hereby agrees to acquire, the Projects hereinafter described, upon the following terms and conditions.

                                    RECITALS

                 A. Each of the Transferors is the fee owner of one of the retail shopping centers described in Schedule 1 attached hereto and incorporated herein by reference (individually, a "Project," and collectively, the "Projects").

                 B. The parties intend that the Transferors will contribute the Projects to the Partnership, in exchange for the assumption of certain non-recourse indebtedness of the Transferors and the issuance to the Transferors of units of limited partnership interest in the Partnership ("Units"), all on the terms and subject to the conditions set forth herein.

                 C. Schedule 2 attached hereto and incorporated herein by reference sets forth certain fundamental provisions and definitions for purposes of this Contribution Agreement.

                                   AGREEMENTS

1. Contribution of Properties. Subject to the terms and conditions contained in this Contribution Agreement, each Transferor agrees to contribute to the Partnership, and the Partnership agrees to acquire from the Transferors, all of the Transferors' right, title and interest in and to the Projects, each of which includes all of the Transferors' right, title and interest in and to the following described property:

         1.1     Fee title to each parcel of real property described on
Schedule 1 (individually, a "Parcel" and collectively, the "Parcels");

         1.2 All easements, rights-of-way, appurtenances, and other rights and benefits belonging to each Parcel, and all public or private streets, roads, avenues, alleys, or passways, open or proposed, on or abutting each Parcel, and any future award made to or to be made in lieu thereof, and any future award for damage to any Parcel by reason of a change of grade in any street, alley, road, or avenue, as aforesaid (all of the foregoing being included within the term "Parcel");

         1.3 All of the buildings, structures, fixtures, facilities, installations, and other improvements of every kind and description now or hereafter in, on, over and under each Parcel, and all plumbing, gas, electrical, ventilating, lighting and other utility systems, ducts, hot water heaters, oil burners, domestic water systems, elevators, escalators, canopies, signs, air conditioning systems, carpeting, telephone systems, alarm systems and all other building systems and fixtures attached to or comprising a part of all such improvements (collectively, with respect to each Parcel, the "Improvements");

         1.4 Any and all leases, subleases, licenses, concessions, and other forms of agreement, however denominated, written or oral, granting the right of use or occupancy of any portion of the Improvements (each, a "Lease" and collectively, the "Leases"), to any retail tenant or other such party (a "Tenant"), and all renewals, modifications, amendments, guarantees, and other agreements affecting the same;

         1.5 All equipment, furnishings, materials, inventory, supplies and other tangible personal property owned by the Transferors, to the extent the same are placed or installed on or about any Parcel or the Improvements thereon and used as part of or in connection therewith (collectively, the "Personal Property"); and

         1.6 All intangible personal property now owned by the Transferors and used in connection with the Projects and not otherwise described in the definition of Personal Property herein, including but not limited to any "Warranties and Guaranties," "Licenses and Permits," and "Service Contracts," (as defined herein), agreements or other contract rights, security deposits, prepaid rentals, service contracts, and maintenance agreements relating to the Projects (collectively, the "Intangible Property"), other than those items of Intangible Property that are listed on Schedule 3 and are expressly excluded from the property being contributed to the Partnership. For purposes of this Contribution Agreement, "Service Contracts" means all service, maintenance, management, equipment leasing and other similar contracts to which the Transferor is a party or by which the Transferor is bound which pertain to the Project; "Licenses and Permits" means all certificates of occupancy, zoning, building, safety and health approvals and all other permits used in connection with the operation of the Improvements; and "Warranties and Guaranties" means all unexpired warranties and guaranties in effect with respect to a Project or any portion or component thereof.

2. Consideration. As consideration for Transferors' contribution of the Projects to the Partnership, at the close of the Escrow described in Section
3.1 the Partnership shall (a) issue to each Transferor Units of the Partnership as set forth in Schedule 2 and in the Partner Schedule for each Transferor, the form of which is attached hereto as Exhibit "A", and (b) assume the Existing Indebtedness (without affecting the non-recourse nature of such Existing Indebtedness) with respect to each Project identified on Schedule 4, in each case as set forth herein.

3.       Delivery of Documents and Funds.

         3.1 The parties have established an escrow (the "Escrow") with the Escrow Agent identified in Schedule 2.

         3.2 Concurrently with the execution and delivery of this Contribution Agreement, the Partnership and the Transferors have executed, acknowledged (where applicable) and delivered to the Escrow Agent the following documents:

                 3.2.1    A counterpart original of this Contribution
         Agreement;

                 3.2.2 A Grant Deed conveying to the Partnership fee simple title to each Project (the "Deeds"), with separate statements of documentary transfer taxes due, such that said documentary transfer taxes will not be shown on the face of the Deeds;

                 3.2.3 An Assignment of Leases assigning to the Partnership all Leases with respect to each Project (the "Assignments of Leases");

                 3.2.4 A Bill of Sale conveying to the Partnership all of each Transferor's right, title, and interest in and to all Personal Property and Intangible Property with respect to each Project, other than the Intangible Property listed on Schedule 3;

                 3.2.5 An Assignment of Contracts assigning to the Partnership all Service Contracts which the Partnership has elected to assume, and evidence acceptable to the Partnership that all Service Contracts which the Partnership has elected not to assume have been terminated, effective as of the close of Escrow;

                 3.2.6 An affidavit of each Transferor stating the Transferor's United States taxpayer identification number and certifying that the Transferor is not a foreign person as defined in Internal Revenue Code Section 1445, and a California Form 590-RE (or equivalent affidavit acceptable to the Partnership) executed by each Transferor;

                 3.2.7 For each transferor, a "Partner Schedule" in the form attached hereto as Exhibit "A" to be attached to the agreement of limited partnership of the Partnership in connection with the issuance of Units to such Transferor;

                 3.2.8 Certificates evidencing the issuance to each Transferor of the number of Units of the Partnership set forth in
         Schedule 2 attached hereto;

                 3.2.9 A Registration Rights Agreement and the supporting documents contemplated thereby granting to each Transferor certain registration rights with respect to stock that may be issued upon redemption of the Units.

                 3.2.10 A Closing Statement for each Project setting forth the proration of all items of income and expense with respect to such Project through the close of Escrow;

                 3.2.11 Documentation whereby the Partnership agrees to assume the Existing Indebtedness (without affecting the non-recourse nature of such Existing Indebtedness) (the "Loan Assumption Documentation");

                 3.2.12 Certified authorizing resolutions of each Transferor, the Partnership and Excel Realty Trust, Inc., a Maryland corporation (the "REIT"), approving this Contribution Agreement and the transactions contemplated hereby and authorizing execution and delivery of all documents required pursuant to this Contribution Agreement, together with such other documents as the Transferors or the Partnership may reasonably request concerning each Transferor's, the Partnership's and the REIT's authority to complete the transactions and execute the documents and instruments contemplated hereby;

                 3.2.13 Affidavits establishing (i) that each Transferor and each of their respective constituent partners is an "accredited investor" as defined in Rule 501 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, and (ii) each Transferor is receiving such Units for investment and not with a view to distribution;

                 3.2.14 Certified copies of agreements, executed prior to the date on which any required consent to the sale or other transfer of all or substantially all of the assets of a Transferor is solicited from the partners of any Transferor, whereby the Controlling Partner of such Transferor obtained a written agreement, in form acceptable to the Partnership, from each partner of the Transferor, if any, who is not an "Accredited Investor," as defined in Rule 501 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, whereby such Controlling Partner has purchased, for cash, the interests of such partner(s) in the Transferor.

                 3.2.15 Notices executed by the Transferor to each Tenant and guarantor under the Leases notifying them of the transfers effected hereunder;

                 3.2.16 A Rent Roll for each Project as of a date not more than two (2) days prior to the date hereof certified by the Transferor as true and complete;

                 3.2.17 An opinion of the Transferor's legal counsel in form and substance acceptable to the Partnership opining (a) that all transactions contemplated hereby have been duly authorized, (b) that this Contribution Agreement and all documents contemplated hereby have been duly executed and delivered by the Transferor, and (c) that the Transferor has been duly organized and formed and is in good standing in the state of its formation; and

                 3.2.18 An opinion of the Partnership's and the REIT's legal counsel in form and substance acceptable to the Transferors opining
         (a) that all transactions contemplated hereby have been duly authorized, (b) that this Contribution Agreement and all documents contemplated hereby have been duly executed and delivered by the Partnership and the REIT as the case may be, and (c) that the Partnership and the REIT have been duly organized and formed and are in good standing in the states of their formation.

         3.3 The Partnership shall immediately deposit with the Escrow Agent immediately available funds in the amount of the Partnership's share of closing costs as provided in the Closing Statement delivered pursuant to
Section 3.2.10.

         3.4 Concurrently with the execution and delivery of this Contribution Agreement (except as otherwise provided below), each Transferor shall deliver, outside of the Escrow, the following documents to the Partnership, to the extent the same are in the Transferor's possession or control and have not previously been delivered to the Partnership:

                 3.4.1 All existing Warranties and Guaranties issued in connection with the construction, improvement, alteration or repair of the Improvements and in connection with the purchase or repair of any Personal Property;

                 3.4.2 Originals of all estoppel certificates and consents previously received from holders of Existing Indebtedness, from Tenants and from Transferors.

                 3.4.3 All keys and entrance cards used on any part of the Projects;

                 3.4.4 All marketing materials, brochures and other written material used in connection with the marketing, leasing and/or operation of the Projects;

                 3.4.5 Originals of all Leases (to be delivered within thirty (30) days after the close of Escrow);

                 3.4.6 Copies of all books and records maintained by the Transferor with respect to its Project.

4.       Close of Escrow.

         4.1 WHEN AND ONLY WHEN each of the following conditions precedent has been satisfied, Escrow Agent shall forthwith close the Escrow by (a) filing for record the Deeds, the Assignment of Leases, the recordable Loan Assumption Documents and such other documents as may be necessary to procure the Title Policies, and (b) delivering funds and documents as set forth in Section 6:

                 4.1.1    All funds and documents required by Sections 3.2 and
         3.3 have been delivered to Escrow Agent;

                 4.1.2 Escrow Agent has procured, or is committed to procure, the Title Policies described below; and

                 4.1.3 Escrow Agent is prepared to comply with any additional mutual closing instructions delivered by the Partnership and the Transferors (or their respective legal counsel) that are not inconsistent with the provisions of this Contribution Agreement.

         4.2 Each Title Policy shall name the Partnership as insured, and shall be in an amount equal to the sum of the Transferor's Equity in the applicable Project, as set forth on Schedule 2, plus the principal amount of any Existing Indebtedness with respect to such Project that is assumed at the close of Escrow by the Partnership. Each Title Policy shall be an ALTA extended coverage owner's policy with all of the Title Company's standard exceptions (including creditors' rights) deleted, and shall insure the Partnership's fee title to the applicable Parcel and Improvements, free and clear from all liens, easements, rights-of-way, and other encumbrances except only the exceptions approved by the Partnership. Each Title Policy shall include the following American Land Title Association endorsements (unless the same are not generally available in the jurisdiction where the Project is located) and such additional endorsements as are reasonably required by the
Partnership:

                          (a) Assurance against loss from violations of any Covenants, Conditions and Restrictions agreements or similar matters which encumber any portion of the Project;

                          (b) Assurance that the Parcels described in the policy are contiguous parcels, if applicable;

                          (c) Assurance that the Improvements do not encroach onto any easement;

                          (d) Assurance that each Parcel abuts on and has access to a physically open street as identified in the endorsements;

                          (e) Assurance that the insured Parcel is the same Parcel that is shown on the Survey; and

                          (f)     Assurance that any knowledge of the
                          Transferor with respect to the status of title to the Project will not be imputed to the Partnership and will not affect the Title Policies.

         4.3 If Escrow Agent cannot close the Escrow on or before the Closing Deadline specified in Schedule 2, then it will, nevertheless, close the Escrow when all conditions have been satisfied or waived, notwithstanding that one or more of such conditions has not been timely performed, unless a notice of termination has already been delivered to Escrow Agent by a party that is not then in default under this Contribution Agreement. The right so to terminate the Escrow and this Contribution Agreement shall be optional, not mandatory. No delay in the giving of such notice shall affect the rights hereunder of the party giving the same.

         4.4 Escrow Agent shall have no liability or responsibility for determining whether or not a party giving a notice of termination is or is not in default hereunder. Within two working days after receipt of such notice from one party, Escrow Agent shall deliver a copy of such notice to the other party. Unless written objection to the termination of the Escrow is received by Escrow Agent within three (3) business days after Escrow Agent delivers such notice to the other party, (a) Escrow Agent shall forthwith terminate the Escrow and return all funds, documents and other items held by it to the party depositing same, except that Escrow Agent may retain such documents and other items usually retained by escrow agents in accordance with standard escrow termination procedures and practices, and (b) each party shall forthwith pay to Escrow Agent one-half of Escrow Agent's reasonable escrow termination charges. If written objection to the termination of the escrow is delivered to Escrow Agent within such three (3) business day period, then Escrow Agent is authorized to hold all funds, documents and other items delivered to it in connection with the escrow and may, in Escrow Agent's sole discretion, take no further action until otherwise directed, either by the parties' mutual written instructions or final order of a court of competent jurisdiction.

         4.5 Neither (a) the exercise of the right of termination, (b) delay in the exercise of such right, nor (c) the return of funds, documents or other items, shall affect the right of the party giving a notice of termination to pursue legal remedies for the other party's breach of this Agreement (including without limitation damages for the payment of all or any portion of Escrow Agent's escrow termination charges). Nor shall (i) the giving of such notice, (ii) the failure to object to termination of the Escrow, or (iii) the return of funds, documents or other items affect the right of the other party to pursue other legal remedies for the breach of the party who gives such notice. In consideration of the rights granted to the Partnership pursuant to this Contribution Agreement, and as a material part of Transferors' consideration for entering into this Contribution Agreement, if either the Transferors or the Partnership has elected to terminate this Contribution Agreement in accordance with the provisions hereof, the Partnership hereby waives any rights the Partnership may have to record a lis pendens against the Projects pursuant to Section 405 of the California Code of Civil Procedure, or any other provision or applicable law.

         4.6 If the transactions contemplated by this Contribution Agreement close in accordance with Section 4, the parties shall have no further rights of termination or recision of this Contribution Agreement, except as expressly provided in Section 14.20.

5.       Prorations and Post-Closing Payments.

         5.1 For each Project, rents, property taxes, assessments, tenant security deposits and other refundable tenant deposits, utilities, and other expenses and charges have been prorated by the parties as of the close of Escrow. Such prorations (a) have been made on the basis of a 365-day year, with the day on which the close of Escrow occurs considered to be for the account of the Partnership, (b) are reflected on the Closing Statements for each Project referred to in Section 3.2.10, and (c) have resulted in an increase or decrease in the number of Units to be paid or issued by the Partnership to each Transferor at the close of Escrow.

         5.2 The Partnership shall be entitled to collect all rentals, receipts and other revenues from the Projects which are delinquent as of the close of Escrow or are due on or after the close of Escrow. When collected by the Partnership, the Partnership shall remit to the Transferor (a) percentage rent attributable to the period through and including the day prior to the date on which the close of Escrow occurs, (b) delinquent rent and any other amount which is paid pursuant to a written plan disclosed to and approved by the Partnership prior to the close of Escrow, and (c) delinquent expense reimbursements specifically identified by the Tenant as relating to periods prior to the date on which the close of Escrow occurs. Any other rentals, receipts, and other revenues collected by the Partnership which relate to the period prior to the date on which the close of Escrow occurs shall be remitted to the Transferor within thirty (30) days after their collection, except that any such collections shall be applied first to the last accruing obligations of the payors (including rent payable for periods after the close of Escrow). Percentage rents attributable to the entire calendar year or lease year, as applicable, in which the close of Escrow occurs shall be reprorated (effective as of the close of Escrow) when all required sales reports have been submitted. With respect to delinquent rentals and other income receivables and reimbursements due from Tenants with respect to the period prior to the close of Escrow (collectively, the "Delinquent Amounts"), the Partnership will make a reasonable attempt to collect the same for the Transferors' benefit after the close of Escrow in the usual course of the operation of the Project. Nothing contained herein shall operate to require the Partnership to institute any lawsuit or other collection procedure to collect such Delinquent Amounts. During the three (3) month period after the close of Escrow (but only with the reasonable consent of the Partnership) and during the period commencing three
(3) months after the close of Escrow and ending nine (9) months after the close of Escrow (or, if later, ending six (6) months after the particular Delinquent Amount becomes due), the Transferors shall have the right to commence legal action for the collection of all Delinquent Amounts (but may sue Tenants only to collect the monetary claim for such Delinquent Amounts). The Transferors may pursue to conclusion any litigation commenced within said period. The Partnership will cooperate with the Transferors in all reasonable efforts to collect such Delinquent Amounts.

         5.3 If any Transferor has appealed the amount of any real property taxes or other ad valorem taxes charged in connection with its Project for the fiscal year in which the close of Escrow occurs, then the cost and benefit of such appeal shall be apportioned between the Partnership and the Transferor in percentages equal to their proportionate tax and assessment liability for the fiscal year in which the close of Escrow occurs; provided, however, that the Partnership's liability for the cost of such appeal shall in no event exceed any refund or credit to which the Partnership is entitled. The Partnership shall cooperate with the Transferor, its attorneys and advisors, in processing any pending tax appeal, provided that such cooperation is at no expense to the Partnership.

         5.4 Any prorations of items of income and expense that were not subject to calculation in the Closing Statements referred to in Section 3.2.10 shall be calculated as soon as possible thereafter, and if necessary the number of Units paid or issued to the Transferor shall be adjusted accordingly (at the rate of $25.00 per Unit) following the close of Escrow.

         5.5 The number of Units issued to each Transferor shall be reduced (at the rate of $25.00 per Unit) to reflect the Partnership's agreement to pay all assumption fees or other similar charges and expenses arising in connection with the Partnership's assumption of the Existing Indebtedness.

6.       Distribution of Funds and Documents.

         6.1 All cash received hereunder by Escrow Agent shall be, until the close of Escrow, kept on deposit with other escrow funds in Escrow Agent's general escrow account(s), in any state or national bank, and may be transferred to any other such general escrow account(s).

         6.2 Any interest payable with respect to cash deposited with Escrow Agent shall be for the account of the party that deposited the cash.

         6.3 All disbursements by Escrow Agent shall be made by wire transfer.

         6.4 Escrow Agent shall cause the recorder's office to mail the Deeds, the Assignments of Leases (and each other document which is herein expressed to be, or by general usage is, recorded) after recordation, to the grantee, beneficiary or person (a) acquiring rights under said document, or (b) for whose benefit said document was acquired.

         6.5 Escrow Agent shall, at the close of Escrow, deliver by United States mail (or hold for personal pickup, if requested) each nonrecorded document received hereunder by Escrow Agent, to the payee or person (a) acquiring rights under said document, or (b) for whose benefit said document was acquired.

7. Representations, Warranties and Covenants of the Transferors. Each Transferor hereby represents, warrants and covenants the following to the Partnership with respect to the Project it owns. Each Transferor acknowledges that the execution of this Contribution Agreement by the Partnership has been made and the acquisition by the Partnership of the Projects will have been made in material reliance by the Partnership on such representations, warranties and covenants. For purposes of this Section 7, the phrase "to the Transferor's knowledge" or the like means the current actual knowledge of Kris Hoffman, Brett A. Dargis, Richard N. Ellis, Charles L. Pridonoff, Denny Jacobus and/or Albert B. Glickman, without any duty of inquiry or investigation. For purposes of this Section 7, the phrase "received written notice" or the like means the receipt of written notice by Kris Hoffman, Brett A. Dargis, Richard N. Ellis, Charles L. Pridonoff, Denny Jacobus and/or Albert B. Glickman. To the extent Transferor has delivered or made available to the Partnership copies of documents and other written materials that contain information inconsistent with or different from Transferor's representations and warranties made in this Contribution Agreement, then such documents and/or other written materials shall be deemed disclosed to the Partnership in writing and such representations and warranties shall be deemed modified to conform them to the information in such documents and written materials. If Richard B. Muir, Mark
T. Burton, David DeCoursey, Steve Farnsworth, Eric Isom, Eric Ottesen, Reed Goodwin, Blaine Johnson, Chris Brown, Gary Sabin, Ron Sabin or Reed Hamilton has current actual knowledge of any facts which would give rise to any breach of a representation, warranty or covenant of a Transferor, or any defect or inaccuracy of a representation or warranty of a Transferor, or other default by Transferors prior to the close of Escrow but the Partnership nonetheless chooses to proceed with the close of Escrow, then the Partnership will not have any claim relating thereto.

         7.1 The Transferor is (a) duly formed and validly existing under the laws of its state of formation; and (b) duly authorized, qualified, and licensed to do all things required of it under or in connection with this Contribution Agreement.

         7.2 This Contribution Agreement and all agreements, instruments, and documents herein provided to be executed or to be caused to be executed by the Transferor are (or will be) duly executed by and binding upon the Transferor.

         7.3 All consents and approvals required of the constituent partners of the Transferor for the consummation of the transactions contemplated hereby have been obtained.

         7.4 To Transferor's knowledge, except as otherwise disclosed to the Partnership in writing or in Schedule 5, Transferor has received no written notice of any material default or event which with the passage of time or the giving of notice or both would constitute a material default by Transferor under any existing Leases or Service Contracts where such claimed default is still pending.

         7.5 To Transferor's knowledge, except as otherwise disclosed to the Partnership in writing or in Schedule 5: (a) the Rent Roll delivered by the Transferor pursuant to Section 3.2.16 is a true and correct list of all Leases affecting the Project; (b) Transferor has provided to the Partnership complete and accurate copies of all Leases, including all amendments thereto;
(c) the Leases have not been modified by any oral agreement of Transferor in any material respect; (d) the Leases are in full force and effect; and (e) the Tenants under the Leases are not in default in the payment of rent or otherwise in material default.

         7.6 To Transferor's knowledge, except as otherwise disclosed to the Partnership in writing or in Schedule 5, Transferor has not received written notice from any insurance companies, governmental agencies or any other person of any violation of laws, rules, regulations, ordinances, codes, covenants, conditions, restrictions, or agreements applicable to the Project that would have a materially adverse effect on the current operation of the Project.

         7.7 To Transferor's knowledge, except as otherwise disclosed to the Partnership in writing or in Schedule 5, Transferor has made available to the Partnership complete copies of all written materials in Transferor's possession or control regarding the presence, if any, of hazardous or toxic materials or substances at the Project.

         7.8 Transferor will pay all leasing commissions that are due and payable with respect to the initial fixed term of Leases which have been executed by all parties as of the close of Escrow. The Partnership will pay commissions, if any, payable in connection with the extension or expansion of any such Lease pursuant to an option exercised after the close of Escrow.

         7.9 To Transferor's knowledge, except as otherwise disclosed to the Partnership in writing or in Schedule 5: (a) the schedule of Service Contracts attached as Schedule 6 is true and complete in all material respects;
(b) Transferor has provided to the Partnership complete and accurate copies of all such Service Contracts, including all amendments thereto; (c) the Service Contracts have not been modified by any oral agreement of Transferor in any material respect; and (d) such Service Contracts are in full force and effect.

         7.10 To Transferor's knowledge, except as otherwise disclosed to the Partnership in writing or in Schedule 5, Transferor has not received written notice of any default under any existing lien encumbering the Project where such default is material to the ownership or normal operation of the Project and where such claimed default is still pending.

         7.11 To Transferor's knowledge, except as otherwise disclosed to the Partnership in writing or in Schedule 5, Transferor has not received written notice of any material existing, pending or threatened litigation, claims, or condemnation or sales in lieu thereof with respect to the Project, including without limitation with respect to any claims threatened or asserted by existing limited partners of the Partnership, and Transferor is not a party to any contract of sale, option to purchase or rights of first refusal with respect to the Project.

         7.12 The Transferor's execution and delivery of this Contribution Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in (a) a breach of any of the provisions of the Transferor's partnership agreement or other organizational documents, or (b) a breach or acceleration of the maturity of any loan or credit agreement to which the Transferor is a party or by which any of its assets may be affected (subject to the requirement that lender consents be obtained with respect to the Partnership's assumption of the Existing Indebtedness).

         7.13 The Transferor is not the subject of any dissolution proceedings or any voluntary or involuntary case under the federal bankruptcy laws or any other similar federal or state insolvency law, and no receiver, trustee, assignee for the benefit of creditors or other similar official has been appointed with respect to the Transferor or any of its assets.

         7.14 The Transferor, and each of its constituent partners, have received and reviewed the most current Prospectus of the REIT and the Registration Statement, as amended, of which the Prospectus is a part, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") and have had access to such additional financial and other information, including without limitation the REIT's most current Form 10-Q and Form 10-K, and have been afforded the opportunity to ask questions of representatives of the Partnership and the REIT, and to receive answers to those questions, as they have deemed necessary in connection with the Transferor's acquisition of the Units being issued to such Transferor pursuant to this Contribution Agreement.

         7.15 The Transferor acknowledges that the Units being acquired pursuant hereto are being acquired in a transaction not involving any public offering within the meaning of the Act and that the Units have not been registered under the Act and agrees not to offer, sell, transfer or otherwise dispose of the Units (or the Common Stock issuable by the REIT to acquire Units that may be tendered to the Partnership for redemption) in the absence of registration under the Act unless the Transferor delivers to the Partnership and the REIT an opinion of a lawyer reasonably satisfactory to the Partnership and the REIT, in form and substance satisfactory to the Partnership and the REIT, to the effect that the proposed sale, transfer or other disposition may be effected without registration under the Act and under applicable state securities or blue sky laws. The Transferor acknowledges that the Units will be in the form of physical certificates and will bear a legend to the following effect:

         THE SECURITY EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

         7.16 There are no existing unrecorded deeds, land contracts, mortgages, options to purchase, agreements or other instruments adversely affecting title to the Property (other than the Leases and other matters that have been disclosed to the Partnership in writing); and neither the Transferor nor its constituent partners have done anything to create any lien, encumbrance, transfer of interest, creation of constructive trust, or other equity in the Project whatsoever, except as set forth in the Leases and as otherwise disclosed to the Partnership.

         7.17 There is no outstanding right whatsoever (including unrecorded deeds, demands or equities) in any person to the possession of the Project (except for the rights of Tenants under the Leases); nor any outstanding right, title, interest, lien or estate, existing or being asserted in or to the Project except such as are disclosed by the public records of the county in which the Project is located, except, in each case, as disclosed to the Partnership.

         7.18 There are no judgments or decrees or any orders of any court or officer for the payment of money against the Transferor, in any of the courts or before an officer of the United States, or any suit or proceeding now pending anywhere affecting the Transferor or the Project, except to the extent that judgments in pending suits would entitle the holder thereof to general exclusion. No proceeding in bankruptcy has ever been instituted by or against the Transferor and the Transferor has never made an assignment for the benefit of creditors, nor is an assignment now in effect of the rents of the Project (except in connection with the Existing Indebtedness), except, in each case, as disclosed to the Partnership.

         7.19 The Transferor has sufficient assets, excluding the value of the Project, to satisfy all unrecorded debts, demands or equities created, suffered or permitted by the Transferor and the contribution of the Project to the Partnership will not render the Transferor insolvent, nor is the contribution of the Project to the Partnership in fraud of creditors under the bankruptcy laws of the United States or the laws of the state in which the Project is located.

         7.20 The Transferor represents and warrants that (a) it and, to Transferor's knowledge based solely upon certifications executed by each of its constituent partners, each of its constituent partners (other than constituent partners, if any, whose interests in the Transferor are being purchased for cash as provided in Section 3.2.14) has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an acquisition of the Units and are able to bear the economic risk of a loss of an investment in the Units, and (b) although the Transferors may elect to transfer the Units to their respective constituent partners who are accredited investors in connection with the dissolution of the Transferors (subject to the provisions of Section 14.20), they are not acquiring any Units with a view to the distribution of the Units or any present intention of offering or selling any of the Units in a transaction that would violate the Act or the securities laws of any State or any other applicable jurisdiction.

8. Representations and Warranties of the Partnership. The Partnership hereby represents and warrants the following to the Transferors. The Partnership acknowledges that the execution of this Contribution Agreement by the Transferors has been made, and the transfer by Transferor of the Projects will have been made, in material reliance by the Transferors on such representations and warranties:

         8.1 The Partnership is (a) duly formed and validly existing under the laws of its state of formation, and (b) duly authorized, qualified and licensed to do all things required of it under or in connection with this Contribution Agreement.

         8.2 This Contribution Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by the Partnership are (or will be) duly executed by and binding upon the Partnership.

         8.3 Except as set forth in the Partnership Agreement of the Partnership, as amended, and subject to federal and state securities laws, none of the Units to be delivered to the Transferors at the close of Escrow, when delivered to the Transferors, will be subject to any lien, claim, encumbrance, preemption right or other claim of any third party.

         8.4 All consents and approvals required of the constituent partners of the Partnership for the consummation of the transactions contemplated hereby have been obtained.

         8.5 To the Partnership's knowledge, except as otherwise disclosed to the Transferors in writing, the Partnership has not received written notice of any material existing, pending or threatened litigation or claims that would have a material adverse effect on the business and operations of the Partnership, including without limitation with respect to any claims threatened or asserted by existing limited partners of the Partnership.

         8.6 The Partnership's execution and delivery of this Contribution Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in (a) a breach of any of the provisions of the Partnership's partnership agreement or other organizational documents, or (b) a breach or acceleration of the maturity of any loan or credit agreement to which the Partnership is a party or by which any of its assets may be affected.

         8.7 The Partnership is not the subject of any dissolution proceedings or any voluntary or involuntary case under the federal bankruptcy laws or any other similar federal or state insolvency law, and no receiver, trustee, assignee for the benefit of creditors or other similar official has been appointed with respect to the Partnership or any of its assets.

         8.8 As of the Date of this Contribution Agreement, there are not more than One Million (1,000,000) Units issued and outstanding (exclusive of Units to be issued to the Transferors as provided herein), none of which have any special voting rights or privileges not set forth in the Partnership Agreement of the Partnership.

         8.9 The approval and adoption of the amended and restated partnership agreement described in Section 14.20 by the Partnership will not conflict with or result in a breach of any agreement to which the Partnership or the general partner of the Partnership is a party or by which any of their assets may be affected, or conflict with or violate the organizational documents of the Partnership or the general partner of the Partnership. The approval and adoption of the amended and restated partnership agreement described in Section 14.20 by the Partnership does not require the consent of any other person or entity (other than the general partner of the Partnership and the Transferors as contemplated pursuant to Section 14.20) in order to make such amended and restated partnership agreement effective.

9. Parties' Obligation to Close. Neither the Transferors nor the Partnership shall be obligated to complete the transactions contemplated hereunder unless the other shall have performed in all material respects all covenants and obligations and complied in all material respects with all conditions required by this Contribution Agreement to be performed or complied with by it on or before the Closing Deadline.

10.      Brokerage Commissions.  Except for the broker or finder identified in
Schedule 2, whose commission, if any, shall be paid by the Partnership, each party hereto warrants and represents that it has not incurred any liability for the payment of any brokerage fee or commission in connection with the transaction contemplated herein, and agrees to protect, indemnify, and defend against the other party and hold the other party harmless from and against any damage, liability, loss, claim, or expense, including reasonable attorneys' fees, suffered by the other party as a result of a breach of the foregoing warranty.

11.      Time of Essence.  Time is of the essence of this Contribution
         Agreement.

12.      Pre-Closing and Post-Closing Liabilities.

         12.1 Contractual Obligations to Third Parties. The Partnership is not assuming any of the contractual obligations or liabilities incurred by a Transferor in the ownership, lease, use, operation, service, or maintenance of the Projects, except for contractual obligations arising with respect to periods of time from and after the close of Escrow under (a) those Service Contracts which the Partnership has expressly elected to assume in writing, (b) the Leases, and (c) any Existing Indebtedness which the Partnership assumes as provided herein. Except as otherwise provided in Sections 12.2 and 12.3, the Partnership's assumption of said Leases, Service Contracts and Existing Indebtedness shall not constitute an assumption of any contractual liabilities arising thereunder with respect to periods of time prior to the close of Escrow, or the assumption of any contractual obligations to third parties which have or may have claims of any kind whatsoever against the Transferors arising out of any agreement not expressly assumed by the Partnership. No person not a party to this Contribution Agreement shall have any third-party-beneficiary or other rights hereunder.

         12.2 Physical Condition and Legal Compliance of the Project. Subject to the representations, warranties and covenants of the Transferors set forth in Article 7 of this Contribution Agreement, and without limiting the provisions of Section 12.3, the Projects are being transferred in an "AS IS" condition and on a "WHERE IS AND WITH ALL FAULTS" basis as of the close of Escrow. By closing the Escrow, the Partnership will assume the risk of, and liability associated with, (a) the condition of the Projects, including but not limited to known or unknown defects in the structural or other physical condition of the Projects, and/or (b) the compliance of the Projects, or lack of compliance, with any law or regulation applicable thereto and all ordinances, rules, regulations, rulings and orders promulgated or adopted pursuant thereto. The Partnership acknowledges that, except as specifically set forth in this Contribution Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by the Transferors or by any member, partner, officer, person, firm, agent or representative acting or purporting to act on behalf of the Transferors as to the condition or repair of the Projects, including without limitation as to the environmental condition of, on, under or around the Parcels, as to the compliance of the Projects with applicable laws, codes, ordinances, rules or regulations affecting the Projects including, without limitation, laws, codes, ordinances, rules or regulations relating to fire or life safety, or access by disabled persons, as to requirements relating to leasing, zoning, subdivision, planning, building, safety, health, Hazardous Materials (as defined below) or environmental matters, as to the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Projects or the condition, repair, value, expense of operation or income potential of the Projects or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Contribution Agreement and the Schedules and Exhibits hereto annexed, which alone fully and completely express their agreement. Further, to the extent the Transferors have provided the Partnership information from any inspection, engineering or environmental reports, whether prepared by third party consultants or by the Transferors, concerning the condition of the Projects, the Transferors make no representations or warranties with respect to the accuracy or completeness of the same or otherwise concerning the contents of such reports. The Partnership acknowledges that, the Transferors have requested the Partnership to inspect fully the Projects and all portions thereof and, except as expressly set forth herein, to rely solely upon the results of the Partnership's own inspections or other information obtained or otherwise available to the Partnership, rather than any information that may have been provided by the Transferors. The Partnership further acknowledges, therefore, that, subject to the express representations and warranties of the Transferors as set forth herein, the Partnership is relying solely on its own due diligence and investigation of the Projects in determining to purchase the Projects. In entering into this Contribution Agreement, the Partnership is not relying on any representations or warranties from the Transferors of any nature whatsoever, except as expressly set forth herein. The Partnership is a sophisticated investor in real estate and has been represented by competent counsel in entering into this Contribution Agreement. Accordingly, the Partnership's execution of this Contribution Agreement shall constitute the Partnership's acknowledgment that the Partnership has considered, inspected and reviewed to the Partnership's satisfaction all physical, environmental, economic and legal aspects and conditions of the Projects and that the Partnership is acquiring its interest in the Projects on the basis of its evaluation, without the benefit of any representation or warranty from the Transferors except as expressly set forth in this Contribution Agreement.

         12.3 Hazardous Materials and Environmental Laws. The Partnership acknowledges the existence of certain Hazardous Materials contamination at, in, under or around several of the Projects, consisting variously of soil and/or groundwater contamination and/or the presence of asbestos containing materials, in each case as identified by reports prepared by the Partnership's consultants (the "Identified Contamination"). The consideration to be paid by the Partnership for the Transferors' contribution of the Projects to the Partnership, as set forth herein, in the Closing Statements delivered pursuant to Section 3.2.10 and in the Partner Schedules, has been adjusted to reflect the existence of the Identified Contamination. The Partnership and the Transferors intend that said adjustment in the consideration to be paid by the Partnership constitute a full and final adjustment, as between the Partnership and the Transferors, relating to the existence of all (i) Hazardous Materials and other environmental contamination, and (ii) violations of all Environmental Laws (as hereinafter defined), in each case at, in, under or around the Projects, including without limitation the Identified Contamination. Accordingly, in the event the transactions contemplated by this Contribution Agreement close, and subject to Transferors' representations and warranties contained in this Contribution Agreement, the Partnership hereby (a) waives its right to recover from and fully and irrevocably releases the Transferors and their constituent partners (individually and collectively, the "Released Parties") from any and all claims that the Partnership may now have or hereafter acquire against any of the Released Parties arising from or related to the existence of any (1) Hazardous Materials or other environmental contamination, and (2) violations of all Environmental Laws, in each case at, in, under or around the Projects as of the close of Escrow, including without limitation the Identified Contamination (all of the foregoing claims described in this clause (a) are collectively defined as the "Released Claims"), and (b) agrees not to bring any action against the Released Parties based on any federal, state or local statutory or common law grounds relating to the Released Claims, including without limitation any action seeking contribution or indemnity with respect to liabilities incurred by the Partnership on account of Released Claims as a result of actions initiated against the Partnership by third parties (other than the Released Parties), to the extent that said action is not based on fraud or the breach of any express representation or warranty of the said Transferors hereunder. For purposes of this Agreement, the term "Hazardous Materials" means "hazardous substances," "hazardous waste," "hazardous materials," "toxic substances," "contamination" and/or "pollution" giving those terms the broadest meaning as accorded by statutes, regulations and court decisions in the jurisdiction in which the Project is located. Without limiting the generality of the foregoing, the definition of "Hazardous Materials" shall include those definitions found in the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C.
Section 9601 et seq., the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Section 11001, the Hazardous Materials Transportation Authorization Act, 49 U.S.C. Section 5101 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., Division 20 of the California Health and Safety Code commencing at Section 24000, Division 7 of the California Water Code commencing at Section 13000, each as amended from time to time, and all similar federal, state and local statutes and ordinances and all rules, regulations or policies promulgated thereunder (collectively referred to herein as the "Environmental Laws"). Hazardous Materials shall include, without limitation, flammables, explosives, radioactive and/or reactive materials, infectious substances, sharps, asbestos (whether friable or non-friable), PCB's and all petroleum products and the fractions thereof.

         12.4 Tort Liabilities. In the event the transactions contemplated by this Contribution Agreement close, the Partnership shall be liable for all liabilities and obligations relating to the Projects which arise from events, acts or failures to act occurring following the close of Escrow. Except as otherwise provided in Sections 12.1 through 12.3 and Section 12.5, the Transferor's shall be liable for all liabilities and obligations relating to the Projects which arise from events, acts or failures to act occurring prior to the close of Escrow.

         12.5 Claims for Indemnification. The Partnership shall indemnify, protect, defend with counsel reasonably satisfactory to the Transferors, and hold harmless, the Transferors, their partners and their affiliates from and against any and all liabilities and obligations assumed by or allocated to the Partnership, or from which the Transferors are released, as provided in Sections 12.1 through 12.4 (including all losses, costs, expenses, claims, liens, damages and attorneys' and consultants' fees and costs related to said liabilities and obligations). The Transferor's shall indemnify, protect, defend with counsel reasonably satisfactory to the Partnership, and hold harmless, the Partnership, its partners and affiliates from and against any and all liabilities and obligations retained by or allocated to the Transferors as provided in Sections 12.1 through 12.4 (including all losses, costs, expenses, claims, liens, damages and attorneys' and consultants' fees and costs related to said liabilities and obligations). Whenever any claim shall arise for indemnification under this Section 12.5, the party making the claim ("Indemnitee") shall promptly notify the other party ("Indemnitor") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a party who is not a party to this Contribution Agreement, the notice to the Indemnitor shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. However, a failure to notify or to give notice as hereinabove set forth to the Indemnitor shall in no case prejudice the rights of Indemnitee under this Contribution Agreement unless the Indemnitor shall be prejudiced by such failure and then only to the extent the Indemnitor shall be prejudiced by such failure. Indemnitee shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnitor (which shall not be unreasonably withheld) unless suit shall have been instituted against Indemnitee and the Indemnitor shall not have taken control of such suit after notification thereof.

         12.6 Defense by the Indemnitor. In connection with any claim giving rise to indemnity under this Contribution Agreement resulting from or arising out of any claim or legal proceeding by a party who is not a party to this Contribution Agreement, the Indemnitor at its sole cost and expense shall assume the defense of any such claim or legal proceeding. Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with separate counsel and at its own expense.

         12.7 Manner of Indemnification. All indemnification under this Contribution Agreement requiring a payment to Indemnitee by the Indemnitor shall be effected by payment of cash or other immediately available funds in the amount of the indemnification liability. In connection with the indemnity contained in this Contribution Agreement, the Indemnitee shall be entitled only to compensatory damages (excluding consequential damages) from the Indemnitor, and Indemnitee hereby waives any right to recover from the Indemnitor, at law or in equity, any consequential, indirect, exemplary or punitive damages, loss of profits, or similar types of damages incurred by Indemnitee (except for payment or reimbursement of consequential, indirect, exemplary or punitive damages, loss of profits, or similar types of damages that were incurred by Indemnitee to third parties in connection with the claim giving rise to indemnification).

         12.8 Release. With respect to the provisions of Section 12.3, the Partnership expressly waives all rights under California Civil Code Section 1542, which provides:

                 "A general release does not extent to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

13.      Casualty.

         13.1 If, prior to the close of Escrow, any Project is destroyed or damaged, and if the cost to repair the damage exceeds $50,000, then the Partnership, at its option, may deliver to the Transferors a notice terminating or rescinding this Contribution Agreement. An election by the Partnership to terminate or rescind this Contribution Agreement as herein provided shall be deemed an election to terminate all other agreements between the parties and/or their affiliates (and vice versa), including but not limited to the transactions related to certain Master Leases and Purchase and Sale Agreements dated concurrently herewith concerning properties owned by persons other than Transferors (but affiliated therewith). If under such circumstances the Partnership does not elect to terminate or rescind this Contribution Agreement, or if the cost to repair the damage does not exceed $50,000, then at the close of Escrow the Transferor shall assign, transfer, and set over to the Partnership all of the right, title, and interest of the Transferor in and to any insurance proceeds resulting from any casualty.

         13.2 If the Partnership does elect, prior to the close of Escrow, to terminate this Contribution Agreement pursuant to Section 13.1, then the Escrow Agent shall return all funds, documents and other items held by it to the party depositing same, except that Escrow Agent may retain such documents and other items usually retained by escrow agents in accordance with standard escrow termination procedures and practices, and each party shall forthwith pay to Escrow Agent one-half of Escrow Agent's reasonable escrow termination charges.

14.      Miscellaneous.

         14.1 Notices. Except for written notices given and other written materials delivered by regular mail and received prior to the close of Escrow, any notice required or permitted to be given under this Contribution Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, (b) on the date delivered by a courier service, (c) upon receipt after mailing by registered or certified mail, postage prepaid, return receipt required, in any case addressed as set forth in Schedule 2, or (d) upon electronically confirmed receipt when delivered by facsimile (if such facsimile notice is confirmed by one of the other allowable means).

         14.2 Successors and Assigns. This Contribution Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

         14.3 Amendments and Termination. This Contribution Agreement may be amended, modified or terminated only by a written instrument executed by the Transferors and the Partnership.

         14.4 Governing Law. This Contribution Agreement shall be governed by and construed in accordance with the laws of the state of California.

         14.5 Merger of Prior Agreements. This Contribution Agreement supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof. The parties do not intend to confer any benefit on any person, firm, or corporation other than the parties to this Contribution Agreement, except as and to the extent otherwise expressly provided herein.

         14.6 Attorney Fees. In the event any party hereto fails to perform any of its obligations under this Contribution Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Contribution Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all reasonable costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees.

         14.7 Captions. The section titles or captions in this Contribution Agreement are for convenience only and shall not be deemed to be part of this Contribution Agreement.

         14.8 Pronouns; Joint and Several Use of Certain Terms. All pronouns and any variations of pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the parties may require. Whenever the terms referred to herein are singular, the same shall be deemed to mean the plural, as the context indicates, and vice versa.

         14.9 Waivers. No right under this Contribution Agreement may be waived except by written instrument executed by the party waiving such right. No waiver of any breach of any provision contained in this Contribution Agreement shall be deemed a waiver of any preceding or succeeding breach of that provision or of any other provision contained in this Contribution Agreement. No extension of time for performance or any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

         14.10 Severability. If any term, covenant, condition, or provision of this Contribution Agreement or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Contribution Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Contribution Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

         14.11 Counterparts. This Contribution Agreement may be executed in any number of identical counterparts.

         14.12 Calculation of Time Periods. If any date herein set forth for the performance of any obligation by a Transferor or the Partnership or for the delivery of any instrument or notice herein provided should be a Saturday, Sunday, or legal holiday, such performance or delivery may be made on the next business day following such Saturday, Sunday, or legal holiday. As used herein, the term "legal holiday," means any state or federal holiday for which financial institutions or post offices are closed in the local jurisdiction in which the Property is located, for observance thereof.

         14.13 Judicial Interpretation. Should any provision of this Contribution Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same.

         14.14 Survival. The representations and warranties of the parties set forth in Sections 7 and 8 hereof, and all other representations and warranties set forth in this Agreement, shall survive the close of Escrow for a period of twelve (12) months. The Transferors and the Partnership shall have the right to bring an action with respect to a breach of the representations and warranties only if the Transferor or the Partnership, as the case may be, has given the party against whom recovery is sought hereunder (the party seeking to bring an action being the "warrantee") written notice within such twelve (12) month period in accordance with the provisions of this paragraph. Any such notice shall include a description of the circumstances giving rise to the alleged breach, an estimate of the alleged damage incurred by the warrantee with respect thereto, and a description of the action requested to cure such breach. All covenants and other provisions set forth in this Agreement, including but not limited to the obligations set forth in Section 12 hereof, shall survive the close of Escrow without limitation except as provided by law.

         14.15 Schedules and Exhibits. The schedules and exhibits attached hereto are incorporated herein and made a part hereof by reference. To the extent any schedule attached hereto conflicts with any provision of this Contribution Agreement, the schedule shall control.

         14.16 Further Assurances. The Partnership and the Transferors each shall execute and deliver such further escrow instructions or other instruments as may be reasonably requested by the other party or by Escrow Agent from time to time, so long as the same are consistent with this Contribution Agreement. If there is any inconsistency between Escrow Agent's general provisions and any of the provisions of this Contribution Agreement, the provisions of this Contribution Agreement shall control. Escrow Agent shall not be concerned, liable or responsible for any representations, warranties or indemnities as between the Partnership and the Transferors. For purposes of complying with Internal Revenue Code Section 6045(e), as amended effective January 1, 1991, Escrow Agent is hereby designated as the "person responsible" and the "reporting person" for purposes of filing any information returns with the Internal Revenue Service concerning this transaction, as may be required by law.

         14.17 Several Obligations. Each Transferor is entering into this Contribution Agreement only on its own behalf. The Partnership acknowledges and agrees that there is no joint and several liability of or among the Transferors, and that each Transferor warrants, represents, covenants, and agrees, as set forth herein, only on its own behalf, and only with respect to the Project owned by such Transferor. The liability of each Transferor shall only be for such warranties, representations, covenants, agreements, and other matters set forth herein as relate to such Transferor and the Project owned by such Transferor, and the liability of each such Transferor hereunder shall not extend to the assets of any of the other Transferors.

         14.18 Limitation on Transferor's Liability. Notwithstanding anything to the contrary contained in this Contribution Agreement, its schedules or exhibits, or any other agreement contemplated thereby, to the extent any constituent partner of any Transferor has personal liability to the Partnership for the obligations of such Transferor to the Partnership, such personal liability shall be limited to the lesser of (a) the sum of such partner's pro rata share of the dollar value of all Units and cash issued or paid to such Transferor by the Partnership plus the dollar value of all Units and cash issued or paid to such partner by the Partnership, or (b) the sum of the total dollar value of all Units and cash distributed to such partner by such Transferor following the close of Escrow plus the dollar value of all Units and cash issued or paid to such partner by the Partnership.

         14.19 Limitation on Damages. Each party ("Claimant") shall be entitled only to compensatory damages (excluding consequential damages) for any liability arising out of the transaction contemplated by this Contribution Agreement, including but not limited to liabilities arising out of the other party's breach of a representation, warranty or covenant set forth in this Contribution Agreement and/or any document or agreement entered into pursuant to this Contribution Agreement. In no event shall any party be liable at law or in equity to the Claimant for the Claimant's consequential, indirect, exemplary or punitive damages, loss of profits, or similar types of damages arising from such party's breach of any representation, warranty or covenant set forth in this Contribution Agreement and/or any document or agreement entered into pursuant to this Contribution Agreement (except for consequential, indirect, exemplary or punitive damages, loss of profits or similar types of damages that were incurred by Claimant to third parties).

         14.20 Partnership Amendment. The REIT and the Transferors have agreed to an amended and restated partnership agreement of the Partnership, the form of which is attached hereto as Exhibit "B," which shall be submitted to all of the partners of the Partnership for approval promptly following the close of Escrow. Immediately following the close of Escrow, the REIT and the Transferors will vote to approve said amended and restated partnership agreement and the REIT will recommend to the limited partners of the Partnership that such limited partners vote to approve said amended and restated partnership agreement, and the Transferors will not transfer Units to their respective constituent partners prior to the approval of said amended and restated partnership agreement. In the event that said amended and restated partnership agreement is not approved by the requisite vote of the partners of the Partnership (including the Transferors) within ten (10) days following the close of Escrow, then the Transferors may elect to rescind this Contribution Agreement and all other agreements between the parties and their affiliates, including but not limited to certain Master Leases and Purchase and Sale Agreements dated concurrently herewith concerning properties owned by persons other than Transferors (but affiliated therewith), and all transactions contemplated hereby and thereby, by written notice delivered to the Partnership within ten (10) days following the expiration of said ten (10) day period.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Contribution Agreement as of the date first above written.



THE PARTNERSHIP:                  EXCEL REALTY PARTNERS, L.P.,
                                  a Delaware limited partnership

                                  By: EXCEL REALTY TRUST, INC.,
                                      a Maryland corporation, its general
                                      partner


                                      By:
                                         ----------------------------------
                                         Name:    Richard B. Muir
                                         Title:   Executive Vice President


TRANSFERORS:                      BRIGGSMORE PLAZA CO.,
                                  a California general partnership

                                  By:  Albert B. Glickman, its general partner



                                       By:
                                          ----------------------------------
                                          Richard N. Ellis, his
                                          attorney-in-fact


                                  G&H ASSOCIATES
                                  a California general partnership

                                  By:     Albert B. Glickman, its general
                                          partner



                                          By:
                                             -------------------------------
                                             Richard N. Ellis, his
                                             attorney-in-fact

                                  MONTEBELLO PLAZA CO.,
                                  a California general partnership

                                  By:     Albert B. Glickman, its general
                                          partner



                                          By:
                                             -------------------------------
                                             Richard N. Ellis, his
                                             attorney-in-fact

                                  PARADISE PLAZA CO.,
                                  a California general partnership

                                  By:  Albert B. Glickman, its general partner



                                       By:
                                          -------------------------------
                                          Richard N. Ellis, his
                                          attorney-in-fact

                          CONSENT OF ESCROW AGENT


The undersigned hereby consents to its appointment as the "Escrow Agent" under the foregoing Contribution Agreement and agrees to act in accordance therewith.

Dated:__________________________________

LAWYER'S TITLE INSURANCE COMPANY

By: ____________________________________
Name: __________________________________
Title:__________________________________

                                  SCHEDULE "1"

                              LIST OF THE PROJECTS

                                     PART I

                                                                                                        CAPITALIZATION
         TRANSFEROR                                                    PROJECT          CITY/STATE          RATE*
         ----------                                                    -------          ----------      --------------
 1.      Briggsmore Plaza Co., a California general partnership    Briggsmore Plaza     Modesto, CA          0.110
 2.      G&H Associates, a California general partnership          Kietzke Center       Reno, NV             0.105
 3.      Montebello Plaza Co., a California general partnership    Montebello Plaza     Montebello, CA       0.105
 4.      Paradise Plaza Co., a California general partnership      Paradise Plaza       Paradise, CA         0.120


                                    PART II

                       LEGAL DESCRIPTION OF THE PROJECTS





___________

*  For purposes of Section 1.12.4 of Schedule 2 only.

                                  SCHEDULE "2"

                     FUNDAMENTAL PROVISIONS AND DEFINITIONS

The following fundamental provisions and definitions form a part of and are incorporated by reference into the Contribution Agreement between Excel Realty Partners, L.P., a Delaware limited partnership, and each of the Transferors identified in Section 1.2, below, to which it is attached. In the event of any conflict between the terms and conditions of this Schedule and the terms and conditions of the balance of the Contribution Agreement to which it is attached, the terms and conditions of this Schedule shall control.

1.       Fundamental Provisions and Definitions.

         1.1     Date of this Contribution Agreement: June 20, 1997.

         1.2     Transferors: Each of the partnerships identified in Schedule
                 "1."

         1.3 The Partnership: Excel Realty Partners, L.P., a Delaware limited partnership.

         1.4     Controlling Partner: Albert B. Glickman.

         1.5     Escrow Agent and Title Company: Lawyer's Title Insurance
                 Company.

         1.6     Closing Deadline: July 1, 1997.

         1.7 Existing Indebtedness: The existing, non-recourse loans secured by liens encumbering the Projects and listed in Schedule "4."

         1.8     Address for Notices to the Transferors:

                          c/o Albert B. Glickman & Associates
                          9864 Wilshire Boulevard
                          Beverly Hills, California  90210-3115
                          Attn:  General Counsel

                 With a copy to:

                          Cox, Castle & Nicholson, LLP
                          2049 Century Park East, 28th Floor
                          Los Angeles, California  90067-3284
                          Attn: Samuel H. Gruenbaum, Esq.

         1.9     Address for Notices to the Partnership:

                          Excel Realty Partners, L.P.
                          16955 Via Del Campo, Suite 110
                          San Diego, California  92127
                          Attn: General Counsel

                 With a Copy to:

                          Latham & Watkins
                          701 "B" Street, Suite 2100
                          San Diego, California  92101
                          Attn: Jon D. Demorest, Esq.

         1.10    Date of REIT's Most Current Prospectus:  January 30, 1997.

         1.11 Transferor's Equity: For each Project, the Transferor's Equity, computed as of the close of Escrow, is agreed to be as follows. The Partnership shall issue Units to each Transferor in respect of such Transferor's Equity (and the number of such Units shall be reflected in the Partner Schedule for such Transferor). The Transferor's Equity for certain of the Projects is subject to adjustment as provided in Section 1.12 of this
Schedule 2.

                 Project                                   Transferor's Equity
                 -------                                   -------------------
                 Briggsmore Plaza                          $ 3,967,637
                 Kietzke Center                            $10,335,125
                 Montebello Plaza                          $12,352,895
                 Paradise Plaza                            $ 1,768,470


         1.12    Earn Out:  The Transferor's Equity for the Projects listed in
Schedule 7, and the number of Units to be issued to the Transferor in respect thereof (at a value per Unit equal to the average closing price per share of the REIT's common stock, par value $0.01 per share, for the sixty (60) trading days immediately preceding the applicable "Payment Date," as defined below, or, if applicable the lesser number of days within such sixty (60) trading day period on which a closing price per share is reported) is subject to adjustment following the close of Escrow in the event certain new Leases are executed by the Partnership, as follows:

                 1.12.1 The Transferor's Equity will be subject to adjustment as provided in Section 1.12.4 in the event new Leases of the eligible premises described in Schedule 7 in substantial conformance with the Proposal Letters identified in Schedule 7 are executed by the Prospective Tenants shown in
Schedule 7 by the Initial Lease Deadlines indicated in Schedule 7.

                 1.12.2   In the event a Prospective Tenant identified in
Schedule 7 fails to execute a new Lease with respect to the eligible premises by the applicable Initial Lease Deadline, then the Transferor's Equity will be nonetheless be subject to adjustment as provided in Section 1.12.4 in the event new Leases are executed with respect to the eligible premises by replacement tenants (which may include the Prospective Tenants, and regardless of whether the tenant is secured by the Transferor or the Partnership) by the applicable Replacement Tenant Lease Deadline specified in Schedule 7.

                 1.12.3 The Partnership shall have the option to accept or reject any new Lease delivered by the Transferor pursuant to Sections 1.12.1 and 1.12.2. The Partnership shall notify the Transferor of its reasons for rejecting a proposed new Lease. The Partnership's acceptance of a new Lease shall be evidenced by the Partnership fully executing such new Lease as landlord and delivering an original of such new Lease to the tenant named therein, with a copy to the Transferor, within five (5) business days after the Partnership's receipt of such new Lease. The Partnership's failure to deliver such new Lease to the tenant within such five (5) day period shall be deemed to be the Partnership's rejection of the new Lease. In the event the Partnership rejects or is deemed to have rejected the new Lease, the Transferor's Equity shall nonetheless be subject to adjustment as provided in
Section 1.12.4 so long as the new Lease and the tenant thereunder rejected by the Partnership comply in all material respects with all of the criteria described in Schedule 7. If the Partnership rejects or is deemed to have rejected a new Lease that does not comply in all material respects with all of the criteria described in Schedule 7, then the Transferor's Equity shall not be subject to adjustment on account of such proposed new Lease. The Transferor shall have the right to approve any new Lease proposed by the Partnership with respect to the eligible premises prior to the applicable Replacement Tenant Lease Deadline specified in Schedule 7, which approval shall not be unreasonably withheld. The Transferor shall notify the Partnership of its reasons for rejecting a new Lease proposed by the Partnership. The Transferor's failure to approve a new Lease proposed by the Partnership within five (5) business days after the Transferor's receipt of such proposed new Lease shall constitute the Transferor's rejection of the new Lease. If the Transferor rejects or is deemed to have rejected a new Lease, then the Transferor's Equity shall not be subject to adjustment on account of such proposed new Lease, and the Partnership agrees that it will not execute or otherwise consummate such proposed new Lease prior to the Replacement Tenant Lease Deadline.

                 1.12.4 Adjustments in the Transferor's Equity as a result of the execution of new Leases as provided in Sections 1.12.1, 1.12.2, 1.12.7 or
1.12.9 (or the rejection of qualifying Leases as provided in Section 1.12.3) shall be computed as follows, based on the terms of the new Lease as initially executed by the Partnership and the new tenant (or as presented to the Partnership, if the qualifying new Lease is so rejected):

                 Step 1: Add (i) the "Stabilized Rent" for such new Lease, plus (ii) the portion of the current fiscal year's budgeted annual maintenance expenses, insurance costs and tax costs that are subject to reimbursement by the Tenant, plus (iii) administrative fees paid by the Tenant based on the amount described in clause (ii).

                 Step 2:  Subtract from the sum computed in Step 1 the sum of
         (i) a management fee equal to 3.5% of Stabilized Rent, expense reimbursements and administrative fee collections, plus (ii) a $0.12 per rentable square foot capital replacement reserve.

                 Step 3: Divide the remainder computed in Step 2 by the capitalization rate for the applicable Project, as shown on
         Schedule 1.

                 Step 4: Subtract from the quotient computed in Step 3 the sum of (i) the cost of any lease commissions, tenant improvement costs, tenant relocation costs or other similar costs payable by the Landlord under the Lease, plus (ii) interest on all amounts described in clause
         (i) of this Step 4 from the date they are paid in cash by the Partnership through the "Payment Date," as defined below, at the rate of ten percent (10%) per annum.

                 Step 5: Subtract from the remainder computed in Step 4 the amount of any rent credits, rent abatements or similar tenant inducements provided under the new Lease (including without limitation any rent credits or rent abatements with respect to any period following the "Payment Date," as defined below). In addition, in connection with the execution of a new Lease with respect to either of the following two eligible premises, subtract from the remainder computed in Step 4 the sum of (i) the amount of the Transferor's Equity that was attributed to the existing Lease with the existing tenant of the applicable eligible premises: either Unit # 1800 J at Briggsmore Plaza (7,200 square feet for which Tutor Time is the identified Prospective Tenant and for which the Transferor's Equity attributed to the existing Lease is $354,566); or Unit # 6640 at Paradise Plaza (6,039 square feet for which Blockbuster Video is the identified Prospective Tenant and for which the Transferor's Equity attributed to the existing Lease is $352,585), plus (ii) the amount of rent, expense reimbursements and other amounts that would have been paid by the existing tenant of the applicable premises, had its Lease not been terminated, for the period between the date on which its obligation to pay rent, expense reimbursements and other amounts is terminated and the Payment Date with respect to the applicable new Lease.

                 Step 6: Add to the remainder computed in Step 5 an amount equal to the product of (i) the applicable "Per Diem Adjustment Amount" with respect to the premises covered by such new Lease, as shown on Schedule 7, times (ii) the number of days during the period beginning on the later to occur of the "Initial Lease Deadline" applicable to the premises covered by such new Lease, as shown on
         Schedule 7, or the Payment Date applicable to such new Lease, and ending on the "Replacement Tenant Lease Deadline" applicable to the premises covered by such new Lease, as set forth on Schedule 7.

For purposes of this Section, the term "Stabilized Rent" means the full contractual base rent per year due under such new Lease, calculated without regard to any annual increase in base rent or projected percentage rent but after the expiration or exhaustion of any rent abatement periods, rent credits or similar tenant inducements provided under the new Lease.

                 1.12.5 Adjustments to the Transferor's Equity as provided above shall be made, and additional Units shall be issued to the Transferor on account of such adjustment (at a value per Unit equal to the average closing price per share of the REIT's common stock, par value $0.01 per share, for the sixty (60) trading days immediately preceding the applicable Payment Date, or, if applicable the lesser number of days within such sixty (60) trading day period on which a closing price per share is reported), when the new tenant has taken possession of the Applicable Premises (including for the purpose of constructing tenant improvements, fixturization or stocking) (the "Payment Date").

                 1.12.6 In the event a Transferor delivers a written notice to the Partnership to remove a particular eligible premises from Schedule 7 (such date of notice shall be deemed the "Notice Date"), such Transferor shall have no further right to have an adjustment of the Transferor's Equity in the event a new Lease is thereafter executed with respect to such eligible premises, except (i) as otherwise agreed in Section 1.12.7, and (ii) the Partnership agrees to adjust the Transferor's Equity by the amount computed with respect to such eligible premises in the manner described in "Step 6" in
Section 1.12.4, but using the later to occur of the "Initial Lease Deadline" applicable to the premises covered by such new Lease, as shown on Schedule 7, or the Notice Date, as the beginning date of the period referred to therein.

                 1.12.7   In the event the Partnership, in accordance with
Section 1.12.3, rejects or is deemed to have rejected a proposed new Lease pursuant to Section 1.12.1 or Section 1.12.2 (as the case may be) because the proposed new Lease or the proposed new tenant does not comply in all material respects with all of the criteria described in Schedule 7, but the Partnership within six (6) months after the applicable Replacement Tenant Lease Deadline enters into a new Lease with the previously rejected proposed tenant on terms substantially similar to those contained in the previously rejected proposed Lease, then the Transferor's Equity will be nonetheless be subject to adjustment as provided in Section 1.12.4 with respect to such new Lease.

                 1.12.8 The Partnership hereby grants to each Transferor a license to enter its Project during regular business hours for the purpose of showing the eligible premises identified on Schedule 7 to prospective and replacement tenants and taking such other reasonable actions as are appropriate to lease the eligible premises. Said license shall automatically terminate as to each eligible premises on the applicable Replacement Tenant Lease Deadline. The Transferors have a continuing right, prior to the applicable Replacement Tenant Lease Deadline, to market the eligible premises, to negotiate lease terms with such prospective and replacement tenants (and, in the case of the two eligible premises described in the last sentence of "Step 5" in Section 1.12.4, to negotiate the terms of the termination of the existing Leases of the existing tenants of such two eligible premises), to provide for the construction of tenant improvements, and to negotiate with the applicable governmental agency with respect to discretionary and administrative permits, provided, however, that the Partnership shall have the right to approve all conditions to any required discretionary approval, which approval shall not be unreasonably withheld or delayed, and provided further that, with respect to the two eligible premises described in the last sentence of "Step 5" in Section 1.12.4, (i) the existing Lease shall not be terminated unless and until the new Lease has been fully executed (subject to the conditions described in clause
(ii), below), and (ii) the effectiveness of the new Lease shall be conditioned upon the termination of the existing Lease and the existing tenant's vacation of its premises. The Partnership will not interfere with the Transferor's activities as described in this Section, and will reasonably cooperate with the Transferor's efforts upon request. If a new Lease (conditioned as described above) is executed as provided in Sections 1.12.1, 1.12.2, 1.12.7 or 1.12.9 with respect to one or both of the two eligible premises described in the last sentence of "Step 5" in Section 1.12.4, then the Partnership shall, at the Transferor's request, terminate the existing Lease with respect to such eligible premises; provided, however, that the Transferor shall be liable for all termination payments required to be made to the existing tenant and other costs incurred, and be entitled to receive all consideration and other costs payable by the existing tenant, in connection with the termination of such existing Lease. The Partnership shall not be liable for, and the Transferor will indemnify, defend and hold the Partnership harmless against, any loss, damage or injury arising from or related to the Transferor's exercise of its rights pursuant to the license granted hereby.

                 1.12.9 If the Partnership issues additional Units to a Transferor pursuant to this Section 1.12 as a result of the execution of a new Lease (excluding for purposes of this Section 1.12.9 new Leases originated by the Partnership), and the tenant under such new Lease thereafter defaults in the payment of the first scheduled installment of Stabilized Rent, and fails to cure such default within any cure period applicable under such new Lease, resulting in the Partnership's termination of such new Lease and removal of such tenant from the applicable eligible premises, then the Transferor will return such Units to the Partnership for cancellation, and repay to the Partnership any distributions received by the Transferor with respect to such Units, and the Partnership will assign to the Transferor its rights to recover damages for such default from the defaulting tenant. In the event the Partnership enters into a new Lease with such terminated tenant within six (6) months after the applicable Replacement Tenant Lease Deadline, the Transferor's Equity will nonetheless be subject to Adjustment as provided in Section 1.12.4 with respect to such new Lease.

         1.13 Use Restriction. For so long as the lease dated September 26, 1973, as amended with Marriott Corporation [Carrows] at the Montebello Plaza Project is in effect, the Partnership will not, without the written consent of the tenant thereunder, use, lease, sell or permit to be used, leased or sold any land within the Montebello Plaza Project by any of the following fast food and/or restaurant operators: Norm's, McDonald's, Sambo's and Coco's.

                                  SCHEDULE "4"

                             EXISTING INDEBTEDNESS

                                                                                     Principal Amount After
                                                                                     ----------------------
          Project                     Lender                                              June 1, 1997
          -------                     ------                                              ------------
 1.       Briggsmore Plaza            Aetna Life Insurance Company                         $1,560,534
                                      151 Farmington Avenue
                                      Hartford, CT  06156-9642
                                      (860) 273-1701
                                      Loan No. 193-350
 2.       Kietzke Plaza                                                                         0

 3.       Montebello Plaza            Promissory Note                                      $9,556,214
                                      A Nationwide Life Insurance Company, an
                                      Ohio corporation
                                      One Nationwide Plaza
                                      Columbus, OH  43216
                                      Loan No. 03-0303161

                                      Promissory Note B
                                      Employer's Life Insurance Company of
                                      Wausau, a Wisconsin Corporation
                                      One Nationwide Plaza
                                      Columbus, OH  43216
                                      Loan No. 33-3300686

                                      c/o Pillsbury, Madison & Sutro, LLP
                                      236 Montgomery Street
                                      San Francisco, CA  74120-7880

                                      Albert B. Glickman                                    $290,000
                                      9864 Wilshire Blvd.
                                      Beverly Hills, CA 90210

 4.       Paradise Plaza              Connecticut General Life Insurance Company,          $2,956,130
                                      a Connecticut corporation
                                      c/o Trowbridge, Keiselhorst & Co.
                                      555 California Street, Suite 2850
                                      San Francisco, CA  94104
                                      Loan No. 780021





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